EXHIBIT 99.1

Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports 2009 First Quarter Results

ALPHARETTA, GEORGIA – May 11, 2009 – Neenah Paper, Inc. (NYSE:NP) today reported a loss from continuing operations for the first quarter of 2009 of $0.7 million, or $0.05 per diluted common share, compared with income from continuing operations of $8.5 million, or $0.57 per diluted common share, in the first quarter of 2008.

Consolidated net sales of $134.1 million in the first quarter 2009 compared with sales of $205.6 million in the first quarter of 2008 and $146.6 million in the fourth quarter of 2008. Operating income of $4.9 million in the current period compared with income of $17.9 million in the first quarter of 2008 and a loss of $9.2 million in the fourth quarter of 2008, excluding a charge for goodwill impairment.

Cash flow from operations in the first quarter of 2009 totaled $29.4 million, including a tax refund of $10.9 million. This compared to cash used by operations of $10.4 million in the first quarter of 2008 and cash from operations of $12.9 million in the fourth quarter of 2008.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “Operating results improved by almost $15 million from the fourth quarter of 2008 as we benefited from actions we have taken to reduce costs and from lower input prices. Our liquidity position improved as each of our businesses continues to generate positive cash flows, and we paid down debt for the second consecutive quarter. These results show that our teams have been successful in taking difficult but necessary actions to manage through the current environment, including the recently announced shutdown of the Ripon fine paper mill to further improve our cost position. In addition, we continue to invest in our brands and products and work closely with customers to support our long-term competitive position. The combination of all of these actions will position us as a stronger, more profitable company as global economies recover.”

Quarterly Segment and Other Financial Results

Fine Paper first quarter 2009 net sales of $64.8 million declined from $97.0 million in 2008. Decreased sales in 2009 were due to lower volumes as a result of weaker market demand for premium writing, text and cover papers, as well as inventory destocking at customers. Operating income was $8.6 million in the first quarter of 2009 and $10.0 million in the first quarter of 2008. The reduction in income in 2009 was due both to lower volumes and approximately $4 million of additional costs for reduced mill operating schedules to match market conditions. These items were partly offset by benefits from lower input costs of approximately $3 million, as well as cost savings initiatives and an improved selling price and mix.

Technical Products net sales of $69.3 million in the first quarter of 2009 decreased from $108.6 million in the first quarter of 2008. The decline resulted primarily from lower volumes due to weaker market demand and reductions in customer inventory levels, as well as currency translation resulting from a weaker Euro in 2009. The first quarter 2009 operating loss of $0.6 million compared to operating income of $8.1 million in 2008.  The decline in 2009 resulted from lower volumes and approximately $8 million of additional costs for reduced mill operating schedules to match market conditions. These items were partly offset by benefits from improved selling prices, cost savings initiatives and lower input prices. Benefits from reduced input prices were $0.4 million, as reductions in pulp and latex were partly offset by fixed price contracts for energy and specialty fibers.

Unallocated corporate expense was $3.1 million in the first quarter of 2009 and $0.2 million in the first quarter of 2008. Unallocated expense in 2008 included a non-cash gain of $4.3 million for the curtailment and settlement of employee benefit plans for Terrace Bay retirees.

Consolidated selling, general and administrative (SG&A) expense of $16.3 million in the first quarter 2009 was below the prior year level of $21.2 million due to reductions in spending.  Net interest expense of $5.7 million in the first quarter of 2009 was below $6.2 million in the prior year, primarily as a result of lower interest rates and reduced debt levels in 2009.

Cash provided by operating activities was $29.4 million in the first quarter of 2009 and included a $10.9 million refund of prior year taxes paid. Capital spending was $2.8 million in the quarter and $7.1 million in the first quarter of 2008. Debt declined from $365 million on December 31, 2008, to $341 million as of March 31, 2009, as available free cash flow was used to pay down debt.

Discontinued Operations

Discontinued operations include results from the Company’s divested pulp mills and its remaining timberlands operation. Net income of $0.1 million in the first quarter of 2009 compared to a loss of $81.4 million in the first quarter of 2008. Results in 2008 included after-tax charges of $80.3 million related to the impairment of assets and estimated loss on the sale of the Pictou mill.

Conference Call

Neenah Paper will hold a webcast to discuss first quarter earnings and other matters of interest at 11 a.m. Eastern daylight time on Tuesday, May 12. Stockholders and other interested parties are invited to either listen live or participate directly in the call by following the instructions noted in the company’s web site (www.neenah.com). A taped audio replay of the call will be available on the site beginning approximately two hours after the call and lasting through May 31, 2009.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) worldwide economic conditions, which have deteriorated significantly in the U.S., Germany and many other countries and regions, (ii) significant capital and credit market volatility and deterioration, (iii) U.S. dollar/Euro and other exchange rates, (iv) changes in prices for pulp, energy, latex and other raw materials, (v) the cost or availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net Sales	$134.1	$205.6
Cost of products sold	113.6	171.4
Gross Profit	20.5	34.2
Selling, general and administrative expenses	16.3	21.2
Other income - net	(0.7)	(4.9)
Operating Income	4.9	17.9
Interest expense-net	5.7	6.2
Income (loss) From Continuing Operations Before Income Taxes	(0.8)	11.7
Provision (benefit) for income taxes	(0.1)	3.2
Income (loss) From Continuing Operations	(0.7)	8.5
Income (loss) From Discontinued Operations, net of income taxes	0.1	(81.4)
Net Loss	$(0.6)	$(72.9)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$(0.05)	$0.57
Discontinued Operations	0.01	(5.50)
	$(0.04)	$(4.93)

Diluted
Continuing Operations	$(0.05)	$0.57
Discontinued Operations	0.01	(5.45)
	$(0.04)	$(4.88)

Weighted Average Common
Shares Outstanding (000s)
Basic	14,672	14,798

Diluted	14,672	14,932

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net Sales:
Fine Paper	$64.8	$97.0
Technical Products	69.3	108.6
Consolidated	$134.1	$205.6

Operating Income (Loss):
Fine Paper	$8.6	$10.0
Technical Products	(0.6)	8.1
Corporate and other	(3.1)	(0.2)
Consolidated	$4.9	$17.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$6.1	$3.3
Accounts receivable - net	60.9	63.2
Inventories	79.5	88.6
Deferred income taxes	53.2	53.3
Prepaid and other current assets	15.3	30.2
Assets held for sale - discontinued operations	3.2	3.3
Total current assets	218.2	241.9
Property, plant and equipment - net	299.9	316.2
Deferred income taxes	41.3	42.0
Goodwill and other intangibles - net	68.4	72.5
Other non-current assets	11.6	12.0
Total assets	$639.4	$684.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$18.0	$24.1
Accounts payable	34.2	40.6
Accrued expenses	34.0	32.3
Total current liabilities	86.2	97.0
Long-term debt	322.6	340.5
Deferred income taxes	23.2	25.4
Non-current employee benefits	104.9	107.8
Other noncurrent obligations	3.3	3.5
Total liabilities	540.2	574.2
Stockholders’ equity	99.2	110.4
Total liabilities and stockholders’ equity	$639.4	$684.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Operating Activities
Net loss	$(0.6)	$(72.9)
Depreciation and amortization	8.4	11.6
Stock-based compensation	1.0	1.3
Deferred income tax benefit	(0.4)	(29.9)
Asset impairment loss	—	90.5
Estimated loss on disposal - transfer of Pictou Mill	—	39.5
(Gain) loss on asset dispositions	0.3	(0.1)
Decrease (increase) in working capital	21.3	(37.5)
Net cash used for postretirement benefit related activities	(0.3)	(12.1)
Other	(0.3)	(0.8)
Cash provided by (used in) operating activities	29.4	(10.4)
Investing Activities
Capital expenditures	(2.8)	(7.1)
Other	(0.2)	1.0
Cash used in investing activities	(3.0)	(6.1)
Financing Activities
Short and long-term borrowings	0.6	26.7
Repayment of debt	(22.7)	—
Share purchases	—	(9.6)
Cash dividends paid	(1.5)	(1.5)
Cash provided by (used in) financing activities	(23.6)	15.6
Increase (decrease) in cash and cash equivalents	$2.8	$(0.9)